exhibit 10.5

AGREEMENT FOR SALE OF SHARES

THIS AGREEMENT FOR SALE OF SHARES (this “Agreement”) is made as of August 22, 2012 (the “Effective Date”), by and among Warwick Valley Telephone Company, a New York corporation with offices at 47 Main St., PO Box 592, Warwick, NY 10990 (“Parent”), and each of the individuals identified on the signature page of this Agreement who have executed and delivered to Parent a signature page hereto (each, a “Selling Holder” and collectively, the “Selling Holders”). Parent and the Selling Holders are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

A.           Pursuant to an Asset Purchase Agreement, dated as of July 14, 2011, among Parent, Warwick Valley Networks, Inc. and Avetla, LLC (formerly known as Alteva, LLC), a New Jersey limited liability company (“Avetla”), and an Assignment of Rights, dated October 20, 2011, by Avetla to the Selling Holders and the other members of Avetla (together with the Selling Holders, the “Holders”), Parent issued to the Holders the Parent Shares (as defined in the Purchase Agreement), as set forth in Exhibit A attached hereto (with respect to the Selling Holders).

B.           Pursuant to a Lock-Up and Put Agreement, dated as of October 21, 2011, among Parent and the Holders (the “Lock-Up Agreement”), the Holders agreed to hold the Parent Shares subject to the terms and conditions of the Lock-Up Agreement, and Parent agreed to grant the Holders certain rights with respect to the Parent Shares.

C.           In lieu of the Selling Holders exercising their put right and other rights under the Lock-Up Agreement, Parent has agreed to release the Selling Holders from the lock-up restrictions under the Lock-Up Agreement and terminate the Lock-Up Agreement, all as set forth below and subject to the Condition Subsequent (as defined below).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the Parties agree as follows:

1.           Termination of Lock-Up Agreement.

(a)          Termination. Parent and the Selling Holders hereby agree that the Lock-Up Agreement, as it relates to the Selling Holders, shall be terminated effective as of the Effective Date, and that, from and after the Effective Date, the Parties shall have no existing, continuing or future rights or obligations under the Lock-Up Agreement, subject in each case to reinstatement upon the occurrence of the Condition Subsequent (as defined in Section 1(b)). Subject to the provisions of Section 1(b) (and the nullification, in whole or in part, of this release upon the occurrence of the Condition Subsequent), each Party hereby releases and discharges each of the other Parties from any and all further obligations arising pursuant to or otherwise in any way relating to the Lock-Up Agreement. Nothing in this Agreement will terminate or amend the terms of the Lock-Up Agreement as it relates to David Cuthbert or any other Holder who is not a Selling Holder.

(b)          Notwithstanding the provisions of Section 1(a), if the Condition Subsequent occurs with respect to any Selling Holder then, from and after October 22, 2012, the Lock-Up Agreement termination, release and discharge of the Lock-Up Agreement described in Section 1(a) shall no longer be applicable to, or be of any force and effect with respect to, such Selling Holder and Parent with respect to such Selling Holder’s Parent Shares that were not sold on or before October 22, 2012 (“Unsold Parent Shares”) and all of the terms of such Lock-Up Agreement shall be reinstated and in full force and effect with respect to such Selling Holder and Parent related to the Unsold Parent Shares, provided, however, that Parent and such Selling Holder (and any other applicable Selling Holders) shall amend the Lock-Up Agreement, as necessary and appropriate, to reflect or account for any sales of Parent Shares by such Selling Holder or other Selling Holders prior to October 22, 2012. Each Selling Holder who holds Unsold Parent Shares shall cause such Unsold Parent Shares to be returned to Parent or its transfer agent, to permit appropriate legends to be added to the certificates for the Unsold Parent Shares, as provided in the Lock-Up Agreement. As used in this Agreement, “Condition Subsequent” means, with respect to any Selling Holder, the failure of such Selling Holder to sell all of his or her Parent Shares on or before October 22, 2012, unless such failure to sell all of his or her Parent Shares results primarily from such Selling Holder’s (i) failure or refusal to participate, or to sell any portion of his or her Parent Shares, in a Sale Transaction (A) arranged by Cantor (as defined in Section 2(a)) in accordance with this Agreement, (B) providing for a sale price per Parent Share equal to or greater than the Minimum Price, and (C) that closed (or would have closed in the absence of such failure or refusal by such Selling Holder) on or before October 22, 2012, or (ii) failure to comply with the terms of this Agreement; it being expressly understood in either case (i) or (ii) that the failure or refusal of one Selling Holder shall not impact the occurrence of a Condition Subsequent with respect to any other Selling Holder.

2.           Sale of Shares.

(a)          Sale Transaction. Parent shall permit the Selling Holders to sell their Parent Shares through one or more block sales prior to October 22, 2012 (collectively, the “Sale Transaction”) in accordance with this Agreement. Each Selling Holder hereby offers and agrees to sell all of his or her Parent Shares in one or more Sale Transactions in accordance with the terms and conditions of this Agreement and, in connection therewith, each Selling Holder agrees to open a brokerage account at Cantor Fitzgerald & Co. (“Cantor”) and deposit all of his or her Parent Shares into such brokerage account. Each Selling Holder agrees that, prior to October 22, 2012, he or she will not sell, assign or transfer his or her Parent Shares except in connection with a Sale Transaction pursuant to this Agreement. Each Selling Holder will complete, and submit to Cantor, the documents attached hereto as Exhibit B, Exhibit C and Exhibit D. Each Selling Holder will also complete all additional documentation reasonably requested by Cantor to facilitate the Sale Transaction, subject to the Limitations (as defined in Section 2(e)). Each Selling Holder shall instruct Cantor, pursuant to Exhibit D, to (i) sell his or her Parent Shares in a Sale Transaction at a price (the “Minimum Price”) no less than the lower of (1) the greater of (A) ninety-five percent (95%) of the closing price of Parent’s common stock on the NASDAQ Global Market on the trading day preceding the closing of the Sale Transaction or (B) $10.63 per share, and (2) such lower price as Parent provides its express prior written consent to (which consent may be provided or withheld in Parent’s sole discretion), and (ii) to consult with Parent prior to setting the price per Parent Share in any Sale Transaction.

(b)          Execution of Documents by Selling Holders. At least two business days prior to the closing of a Sale Transaction, each Selling Holder in such Sale Transaction shall deliver to Parent (i) a signed copy of the representation letter attached hereto as Exhibit E (the “Representation Letter”), and (ii) a written notice, in the form attached hereto as Exhibit F, setting forth instructions for payment of the Additional Parent Payment as set forth in Section 3 hereof (“Payment Delivery Instructions”).

(c)          Expenses of Sale Transaction. Parent will pay the following costs and expenses of the Sale Transaction (collectively, the “Transaction Expenses”): (i) the fees and expenses of legal counsel, accountants or other representatives of Parent; (ii) the reasonable legal fees and expenses of Sherman, Silverstein, Kohl, Rose & Podolsky, P.A. and Morgan, Lewis & Bockius LLP (collectively, “Counsel”) incurred in connection with this Agreement or the Sale Transaction and the transactions contemplated hereby and thereby (which payment shall be made within 30 days after each presentation by Counsel of an invoice for same (in the same format as previously provided to Avetla by Counsel, and including itemized time entries showing time spent by attorney, with applicable billing rates)); (iii) any underwriting discounts and selling commissions applicable to the sale of Parent Shares in the Sale Transaction (including, without limitation, any fees and expenses of Cantor incurred in connection with the Sale Transaction); and (iv) all other costs and expenses of Parent and the Selling Holders incident to and reasonably necessary for the consummation of the Sale Transaction, but not including the Excluded Expenses. Parent shall promptly reimburse any Selling Holder that pays a documented Transaction Expense. Notwithstanding anything set forth in this Section 2(c) to the contrary, Parent will not be required to pay any of the following (collectively, the “Excluded Expenses”) (1) the fees and expenses of any legal counsel other than Counsel, or any other advisor, representing any Selling Holder or Selling Holders in connection with this Agreement or a Sale Transaction; or (2) any federal, state or local taxes payable by any Selling Holder as a result of or in connection with the Sale Transaction.

(d)          Compliance with Securities Laws. Parent shall take all such actions as may be necessary or appropriate to cause the Sale Transaction to be completed in accordance with all Securities Laws and any other applicable laws, rules or regulations. As used in the Agreement, “Securities Laws” means all applicable (i) federal securities laws including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) state securities laws, and (iii) rules and regulations promulgated under such securities laws. Parent and the Selling Holders acknowledge that it is contemplated that the Sale Transaction will be completed in reliance upon Rule 144 of the Securities Act. Each Selling Holder represents that such Selling Holder has held the Parent Shares for the requisite six-month holding period required by Rule 144(d) of the Securities Act. Parent represents that during the 12 month period preceding the closing of the Sale Transaction (i) it has filed all reports required under Section 13 or 15(d) of the Exchange Act, as applicable, other than Form 8-K reports; (ii) it has submitted electronically and posted on its corporate Web site, every interactive data file required to be submitted and posted pursuant to Rule 405 of Regulation S-T; and (iii) (a) to its knowledge, no Selling Holder is, or has been during the preceding three months, an “affiliate” of Parent as that term is defined in paragraph (a)(1) of Rule 144 (an “affiliate” meaning a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a company); and (b) no Selling Holder who is an employee or officer of Parent or one of its subsidiaries is an “affiliate” of Parent due to such status as such an employee or officer.

(e)          Further Assurances. Each Selling Holder agrees to take such actions (including providing Parent with any reasonably requested information regarding such Selling Holder or the Parent Shares that such Selling Holder holds), and to execute and deliver such other documents, affidavits or agreements, as Parent or Cantor may reasonably request in connection with any Sale Transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall a Selling Holder be obligated to provide any representations, warranties or covenants broader, in any material respect, than those contained in this Agreement or the Representation Letter in connection with a Sale Transaction or to provide (or cause to be provided) any legal opinion, and any indemnification shall be limited to customary indemnification provided within the context of an affidavit for a lost certificate, if one is required for any Selling Holder who has lost his or her certificate(s) for Parent Shares (collectively, the “Limitations”). Parent agrees to take such actions, and to execute and deliver such other documents or agreements, as a Selling Holder may reasonably request in connection with any Sale Transaction, if such actions, documents or agreements are required to be taken or delivered by Parent in order to consummate the Sale Transaction. Without limiting the foregoing, Parent shall cause its outside legal counsel to provide to Parent’s transfer agent (and any purchaser in the Sale Transaction if requested by such purchaser or Cantor) a customary legal opinion regarding the compliance of each Sale Transaction with Rule 144 (with a copy to each Selling Holder participating in such Sale Transaction), and each Selling Holder participating in such Sale Transaction (provided that such Selling Holder has delivered its Representation Letter to Parent with respect to such Sale Transaction) shall be entitled to rely on such legal opinion in connection with its consummation of such Sale Transaction.

(f)          Representations. Each Selling Holder represents and warrants that: (i) such Selling Holder has the legal capacity and right to enter into this Agreement and to sell and transfer his or her Parent Shares; and (ii) such Selling Holder owns his or her Parent Shares free and clear of any and all liens, security interest, liabilities, claims, or encumbrances of any kind whatsoever, other than the restrictions on transfer set forth in this Agreement, the Lock-Up Agreement or under Securities Laws.

3.           Price Protection Payment. If the Average Per Share Sale Price (as defined below) that any Selling Holder receives in the Sale Transaction is less than $14.68, then Parent will pay to such Selling Holder an amount (an “Additional Parent Payment”) determined by multiplying (a) the difference between $14.68 and the Average Per Share Sale Price for such Selling Holder, by (b) the aggregate number of Parent Shares that such Selling Holder sold in the Sale Transaction. Each Selling Holder entitled to receive an Additional Parent Payment (an “Entitled Holder”) must promptly provide Parent with an account statement (the “Account Statement”) from Cantor evidencing the occurrence and details of a Sale Transaction. Parent shall pay any Additional Parent Payment due to any Selling Holder pursuant to this Section 3 to the Selling Holder in immediately available funds, in accordance with the Payment Delivery Instructions provided by such Selling Holder, on October 22, 2012 (or with respect to any Entitled Holder who has not delivered an Account Statement or Payment Delivery Instructions, the later of October 22, 2012 or the date that is five business days’ following the date on which such Entitled Holder has delivered its Account Statement and Payment Delivery Instructions). As used in this Agreement, the “Average Per Share Price” for any Selling Holder means the greater of (i) the Minimum Price or (ii) the aggregate amount of proceeds payable to such Selling Holder as consideration for his or her Parent Shares in the Sale Transaction divided by the aggregate number of Parent Shares that such Selling Holder sold in the Sale Transaction.

4.          Indemnification. Notwithstanding anything in this Agreement to the contrary, Parent shall indemnify and hold each Selling Holder harmless against any and all losses, claims, damages, liabilities, cost and expenses including, without limitation, reasonable attorneys’ fees (collectively, “Claims”) that such Selling Holder incurs as a result of this Agreement or the transactions contemplated by this Agreement including, without limitation, the Sale Transaction, or any breach by Parent of this Agreement (collectively, “Losses”), except for any Losses to the extent resulting from or attributable to (a) such Selling Holder’s breach of this Agreement or such Selling Holder’s Representation Letter, (b) the inaccuracy of written information furnished by or on behalf of any Selling Holder expressly for use in connection with the Sale Transaction, or (c) such Selling Holder’s willful misconduct (such Losses, “Excluded Losses”). If for any reason the foregoing indemnification for Losses is unavailable to a Holder or insufficient to hold it harmless for such Losses, then Parent shall contribute to the amount paid or payable by such Selling Holder as a result of such Losses (other than Excluded Losses) in such proportion as is appropriate to reflect the relative economic interests of Parent and its stockholders on the one hand and each such Selling Holder on the other hand in the matters contemplated by this Agreement as well as the relative fault of Parent and each such Selling Holder with respect to such Losses and any other relevant equitable considerations. Parent will promptly (and in any event within twenty business days after receipt of a request for reimbursement) reimburse each Selling Holder for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation) incurred in connection with any Claims for Losses (subject only to the receipt of a customary undertaking of such Selling Holder to repay such amounts in the event they ultimately are determined by a court of competent jurisdiction (i) to constitute Excluded Losses or (ii) to otherwise not constitute Losses for which such Selling Holder is entitled to indemnification or contribution hereunder). The indemnity, contribution and reimbursement obligations of Parent under this Section 4 shall be in addition to any liability which Parent may otherwise have. The provisions of this Section 4 shall survive any termination or completion of this Agreement or the Sale Transaction.

5.          Assignments and Transfers; No Third Party Beneficiaries. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, heirs, assigns and legal representatives, but shall not otherwise be for the benefit of any third party.

6.          Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally or by courier, or by registered or certified mail, postage prepaid, addressed (a) in the case of Parent, to its principal office and set forth in the caption to this Agreement, and (b) in the case of any Selling Holder, to such Selling Holder’s registered address for its Parent Shares shown in the records of Parent (or of Parent’s transfer agent). Notices that are mailed shall be deemed received five (5) days after deposit in the United States mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent.

7.          Further Instruments and Actions. The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

8.          Entire Agreement. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter hereof, supersedes all other agreements among the Parties with respect to the subject matter hereof and cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the Parties to this Agreement. This Agreement shall be interpreted under the laws of New York without reference to conflicts of law provisions.

9.          Amendments and Waivers. Any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Parent and Selling Holders holding a majority of the then outstanding Parent Shares held by all Selling Holders.

10.         Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.         Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12.         Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of executed copies of this Agreement by facsimile, portable document format (PDF) or other reasonable form of electronic transmission shall constitute effective execution and delivery of this Agreement.

13.         Stock Splits and Stock Dividends. In the event of a dividend or distribution in each case payable in shares of stock, a forward or a reverse stock split or other reclassification of shares of common stock of the Parent prior to any Sale Transaction, then the Minimum Price and the Additional Parent Payment shall be proportionately adjusted as necessary to give effect to such dividend or distribution, a forward or a reverse stock split or other reclassification of shares.

14.         Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have executed this Agreement as of the date first written above.

PARENT:

WARWICK VALLEY TELEPHONE COMPANY

By:	/s/ Duane W.Albro
Name: Duane W. Albro
Its: Chief Executive Officer

SELLING HOLDERS:

/s/ William Bumbernick
William Bumbernick

/s/ Mardoqueo Marquez
Mardoqueo Marquez

/s/ Louis Hayner
Louis Hayner

/s/ Kathleen Cuthbert
Kathleen Cuthbert

/s/ Stephen Cuthbert
Stephen Cuthbert

/s/ Bruce Baker
Bruce Baker

/s/ Thomas Daley
Thomas Daley

/s/ Cesidio Colasante
Cesidio Colasante

[Signature Page for Agreement for Sale of Shares]

/s/ Vincent Colasante
Vincent Colasante

/s/ Joseph Weir
Joseph Weir

/s/ Gary Porter
Gary Porter

/s/ Deborah Deney
Deborah Deney

/s/ W. Anthony Hitschler
W. Anthony Hitschler

/s/ Linda Hitschler
Linda Hitschler

/s/ Christopher Lange
Christopher Lange

[Signature Page for Agreement for Sale of Shares]

Exhibit A

Selling Holders and Parent Shares

Selling Holder	Parent Shares

William Bumbernick	125,754
Mardoqueo Marquez	25,148
Louis Hayner	25,148
Kathleen Cuthbert	8,551
Stephen Cuthbert	5,533
Bruce Baker	8,050
Thomas Daley	8,050
Cesidio Colasante	4,023
Vincent Colasante	4,023
Joseph Weir	4,023
Gary Porter	4,023
Deborah Deney	4,023
W. Anthony Hitschler	9,483
Linda Hitschler	1,008
Christopher Lange	10,491

247,331

Exhibit B

Cantor Fitzgerald Retail Brokerage Account Application

Exhibit C

W-9

Exhibit D

Form of Cantor Instruction Letter

August __, 2012

Cantor Fitzgerald & Co.

_____________________

_____________________

To Whom it May Concern:

I have deposited in my account with Cantor Fitzgerald & Co., as identified below, the number of shares of the common stock of Warwick Valley Telephone Company (the “Company”) set forth below under my name (the “WVTC Shares”).

I hereby authorize you to sell the WVTC Shares on my behalf, through one or more block sale transactions (each, a “Sale Transaction”), at a sale price (the “Minimum Price”) no less than the lower of (1) the greater of (A) ninety-five percent (95%) of the closing price of the Company’s common stock on the NASDAQ Global Market on the trading day preceding the closing of the Sale Transaction or (B) $10.63 per share, and (2) such lower price as the Company provides its express prior written consent to (which consent may be provided or withheld in the Company’s sole discretion).

Provided that the price per WVTC Share in a Sale Transaction is greater than the Minimum Price, you are authorized to sell all of my WVTC Shares in the Sale Transaction, without further approval from me; provided, however, that you are authorized and directed to consult with the chief financial officer of the Company prior to setting the price per WVTC Share in any Sale Transaction.

Name (Printed): ______________________________________

Number of WVTC Shares: ______________________________

Cantor Account No. ___________________________________

Exhibit E

Representation Letter

Brian H. Callahan

Executive Vice President and Chief Financial Officer

Warwick Valley Telephone Company

47 Main Street

PO Box 592

Warwick, New York 10990

Dear Mr. Callahan:

In connection with the proposed sale of up to _________ shares of the common stock (the “Shares”) of Warwick Valley Telephone Company (the "Company") pursuant to Rule 144(b)(1) promulgated under the Securities Act of 1933, as amended ("Rule 144"), I hereby represent to the Company that:

1.	I acquired the Shares over six months ago in connection with the Company’s acquisition of substantially all of the assets of Alteva, LLC (the “Acquisition”) and have continuously held the Shares from the time I received them free and clear of any liens, claims or encumbrances (other than those contained under applicable securities laws or under that certain Lock-Up and Put Agreement, dated as of October 21, 2011 and that certain Agreement for Sale of Shares, dated as of August __, 2012, each by and among the undersigned, the Company and the other signatories thereto).

2.	I am not, and have not been during the preceding three months, an "affiliate" of the Company as that term is defined in paragraph (a)(1) of Rule 144 (an "affiliate" meaning a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a company).

3.	I agree that the Company and its counsel may rely upon the foregoing representations in authorizing the removal of the restrictive legend from the Shares.

Printed Name:_________________________

Dated:

Exhibit F

Form of Payment Delivery Instructions

Pursuant to Section 2(b) of the Agreement for Sale of Shares dated as of August__, 2012 (the “Sale Agreement”), by and among Warwick Valley Telephone Company, a New York corporation (“Parent”), and the “Selling Holders” identified therein, the undersigned Selling Holder hereby instructs Parent to cause the consideration for such Selling Holder’s Additional Parent Payment, to be paid to such Selling Holder in accordance with the following instructions:

☐	Send by Wire Transfer:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

☐	Send Bank Check:

Payee Name:
Mailing Address:

Capitalized terms used but not defined in these Payment Delivery Instructions have the meanings given to them in the Sale Agreement. Parent and Purchase are entitled to rely on these Payment Delivery Instructions for all purposes.

SELLING HOLDER:

Printed Name:_________________________
Date:________________________________